FOR IMMEDIATE RELEASE Federal Signal Corporation Announces Additional $75 Million Stock Repurchase Authorization Oak Brook, Illinois, March 16, 2020 — Federal Signal Corporation (NYSE:FSS) (the “Company”) today announced that its Board of Directors has authorized an additional stock repurchase program of up to $75 million of the Company’s common stock. The repurchase program supplements the Board’s prior authorization from November 2014, which had approximately $29 million of availability remaining as of December 31, 2019. The newly-authorized program is intended primarily to facilitate purchases of Company stock as a means to provide cash returns to stockholders, enhance stockholder returns and manage the Company’s capital structure. “Our objective with our stock repurchase programs, and with all of our initiatives, is to optimize value for our stockholders,” said Jennifer L. Sherman, President and Chief Executive Officer. “In taking this action, we are reaffirming our confidence in the prospects for our businesses, despite the current ongoing macro-economic uncertainty. With the strength of our balance sheet, our robust free cash flow generation, and our low debt levels, we can fund opportunistic repurchases of our stock, without impacting our ability to invest in our growth initiatives, including our highly disciplined and focused acquisition efforts.” Under its stock repurchase programs, the Company is authorized to repurchase, from time to time, shares of its outstanding common stock. Stock repurchases by the Company are subject to market conditions and other factors and may be commenced, suspended or discontinued at any time. About Federal Signal Federal Signal Corporation (NYSE: FSS) builds and delivers equipment of unmatched quality that moves material, cleans infrastructure, and protects the communities where we work and live. Founded in 1901, Federal Signal is a leading global designer, manufacturer and supplier of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates two groups: Environmental Solutions and Safety and Security Systems. For more information on Federal Signal, visit: http://www.federalsignal.com. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 This release contains various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supply chain disruptions, work stoppages, availability and pricing of raw materials, risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission. Contact: Ian Hudson, Chief Financial Officer, +1-630-954-2000, ihudson@federalsignal.com 1